EXHIBIT 11

                    Attached and Made Part of Part II
   Of 10Q for the Quarters Ended March 30, 1996 and September 30, 1995


                              Three Months Ended     Six Months Ended
                               03/30/96   04/01/95  03/30/96  04/01/95
Primary
   Weighted common average
   shares outstanding
before
   applying the treasury
   stock  method               5,359,847  5,396,170 5,343,399 5,395,546

   Increase in weighted
average
   shares due to
repurchases
   applying the treasury               0     136,265        0   137,570
stock
   method for stock options
and
   warrants

Weighted contingent shares
in connection with Fairchild
Data asset purchase               69,663           0   34,254          0


Primary   weighted   average   5,429,510   5,532,435  5,377,653   5,533,116
shares

Primary net income (loss)    $(1,084,738)   $477,651  $(591,405)  $814,979


Net income (loss) per share       $(.20)     $.09      $(.11)     $.15

Fully diluted
   Weighted common average
   shares outstanding
before
   applying the treasury       5,359,847  5,396,170  5,343,399   5,395,546
   stock  method

   Increase in weighted
average
   shares due to
repurchases
   applying the treasury
stock
   method for stock options
and
   warrants                            0     145,778         0      145,198

Weighted contingent shares
in connection with Fairchild
Data asset purchase               69,663           0     34,254            0


Fully    diluted    weighted
average shares                 5,429,510  5,541,948  5,377,653   5,540,744


Fully   diluted  net  income $(1,084,738)  $477,651  $(591,405)  $814,979
(loss)

Fully   diluted  net  income      $(.20)     $.09    $(.11)     $.15
(loss) per share